Exhibit 10.3

                          [Teltronics, Inc. letterhead]


November 13, 2001


Intelliworxx, Inc.
2065 Cantu Court
Sarasota, FL  34232

Via facsimile: (941) 379-0302

Re: Teltronics v. Kevin Rogers et al.

Gentlemen:

Teltronics, Inc. ("Teltronics"), Intelliworxx, Inc. ("Intelliworxx") and other parties have entered into a Settlement Agreement and certain other documents pertaining to a lawsuit filed in the United States District Court, Middle District of Florida, Tampa Division, Case No. 98-CIV-1392-T-23B (the "Settlement"). Pursuant to the Settlement, Intelliworxx delivered to Teltronics, among other things, its promissory note dated August 1, 2001 in the principal amount of $700,000 and a promissory note in the principal amount of $52,500 (the "Notes"). Intelliworxx has not made the payments due under the Notes on September 1, 2001 and October 1, 2001 (the Delinquent Payments") and has advised Teltronics that it does not currently have sufficient available funds to make the Delinquent Payments. Accordingly, Intelliworxx is currently in default under the Notes. Teltronics has, by letter dated October 12, 2001, agreed to forbear from certain rights under the Notes, and is willing to continue such forbearance upon the terms set forth in this letter.

The purpose of this letter is to set forth the revised mutual understanding of Teltronics and Intelliworxx as to payment by Intelliworxx of the Delinquent Payments and the agreement of Teltronics to forebear from exercising certain rights granted to it under the Notes.

Intelliworxx agrees that (i) beginning with the payment due on December 1, 2001 and for the remaining term of the Notes, it will make all payments according to the terms set forth in the Notes; and (ii) no later than April 15, 2002, it will make the entire Delinquent Payments to Teltronics.

Teltronics agrees that, until April 15, 2002, but only for so long as Intelliworxx fulfills all its obligations as set forth in the preceding paragraph, Teltronics will not exercise the rights granted to it upon an Event of Default as defined in Section 6(a) of the Notes. Nothing contained in this letter shall be interpreted to constitute a waiver by Teltronics of any rights it may have upon an Event of Default as defined in Section 6(b) and Section 6(c) of the Notes.

The forbearance granted by Teltronics in this letter shall expire on the earlier of (i) April 15, 2002 or (ii) the date on which Intelliworxx has made the Delinquent Payments.

If this letter accurately sets forth the understanding of Intelliworxx as to the Delinquent Payments, please acknowledge such by signing in the space provided below and returning the copy to me.

                                          TELTRONICS, INC.



                                          By: /s/ Ewen R. Cameron
                                          -------------------------------
                                          Ewen R. Cameron, President


Agreed and accepted this 13th day of
November, 2001

INTELLIWORXX, INC.



By: /s/ Christopher J. Floyd
----------------------------------------
Christopher J. Floyd, CFO